EXHIBIT 21

SUBSIDIARIES OF RIVER VALLEY BANCORP

Name	Jurisdiction of Incorporation
River Valley Financial Bank	Federal
Madison 1st Service Corporation	Indiana
RIVR Statutory Trust I	Connecticut
RVFB Investments, Inc.	Nevada
RVFB Holdings, Inc.	Nevada
RVFB Portfolio, LLC	Nevada